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                                                                   Exhibit 10.9

                           TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT, made this 25th day of September, 1991, by and between Land O'Lakes, Inc. a Minnesota cooperative corporation with its principal place of business in Arden Hills, Minnesota (hereinafter "LOL") and Delicious Cookie Company, Inc., an Illinois corporation with its principal place of business in Des Plaines, Illinois (hereinafter "DCC").

WHEREAS, DCC desires to license the trademarks in Section 1.1 in the territory identified in Section 1.2 in connection with the manufacture, marketing and sale of certain cookie products; and

WHEREAS, LOL is willing to grant such license to DCC subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.    Definitions.

      The following definitions shall apply for the purposes of this Agreement:

      1.1 Trademarks - The term "Trademarks" shall mean only the trademarks set forth in Exhibit A attached hereto and hereby incorporated by reference.

      1.2 Territory - The term "Territory" shall mean only the United States, its territories, all U.S. military bases. The parties agree that additional countries, or portions thereof, may be added to the definition of Territory upon the mutual agreement of the parties. The parties acknowledge that mutually agreed upon minimum volumes must be reached prior to the inclusion of additional countries to the definition of Territory.

      1.3 Licensed Products - The term "Licensed Products" shall mean packaged, pre-baked cookies manufactured with butter in accordance with formulas and specifications approved by LOL. The parties agree that Licensed Products shall contain butter and/or butter/margarine blend as an ingredient and the sole source of such butter and/or butter margarine blend shall be LOL.

      1.4 Net Sales - The term "Net Sales" shall mean gross sales of Licensed Products less cash discounts and merchandising allowances. In no event shall Net Sales be less than Ninety-One (91) percent of gross sales.

2.    Grant of License.

      2.1 Subject to the terms and conditions set forth herein, LOL does hereby grant to DCC a royalty-bearing, exclusive license to utilize Trademarks in Territory in
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            connection with the manufacture, marketing and sale of Licensed
            Products. DCC hereby accepts such license.

      2.2 The parties understand and agree that the license described herein may not be expanded to include any trademarks, territory or products other than Trademarks, Territory and Licensed Products unless this Agreement is amended as provided for in Section 25 to specifically provide for such expansion.

      2.3 DCC agrees not to grant any license or sublicense to utilize Trademarks and shall not otherwise assign or transfer any rights granted by LOL pursuant to this Agreement.

      2.4 The parties agree that nothing herein shall prohibit LOL from utilizing or permitting third parties to utilize Trademarks in Territory and any products other that Licensed Products, or outside of Territory on any product, and LOL expressly reserves the right to do so. All rights not expressed or licensed hereunder are retained by LOL.

      2.5 The parties agree that the Licensed Products shall not be manufactured, processed or packaged by any third party without the prior written approval of LOL.

3.    Term.

      The term of this Agreement shall commence on the day and year first above written and shall continue for a period of ten (10) months (hereinafter "Development Term"). If neither party has terminated the Agreement upon the expiration of the Development Term, the parties agree that, commencing upon the conclusion of the Development Term, the Agreement shall be automatically renewed for an additional three (3) year period (hereinafter "Expansion Term"). If neither party has terminated this Agreement upon the expiration of the Expansion Term, the parties agree that, commencing upon the conclusion of the Expansion Term, the Agreement shall be automatically renewed for seven (7) successive one (1) year terms unless earlier terminated as provided for in Section 4.

4.    Termination.

      4.1 Either party may terminate this Agreement at any time subsequent to the Expansion Term, with or without cause, by providing the other party with one (1) year's prior notice of its intent to terminate. The termination shall be effective at the conclusion of the one (1) year period.

      4.2 In the event DCC fails to commence sales of Licensed Products in markets representing at least five (5) percent of Territory prior to the conclusion of the Development Term, the parties agree that LOL may, in its sole discretion, terminate this Agreement by providing DCC written notice of termination. The parties agree that termination shall be effective seven (7) days following DCC's receipt of such written notice.


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      4.3   In the event DCC fails to be consistently marketing Licensed
            Products in markets representing at least eighty (80) percent of Territory with at least fifty (50) percent ACV by the conclusion of the Expansion Term or in the event DCC fails to be achieving reasonable progress to such goals during the Expansion Term, the parties agree that LOL may, in its sole discretion, terminate this Agreement by providing DCC with written notice of termination. The parties agree that termination shall be effective seven (7) days following DCC's receipt of such written notice.

      4.4 In the event DCC breaches any of the provisions of Sections 6, 7, 9, 10, 11, 13, 16, 17 and 18, the parties agree that LOL may, in its sole discretion, provide DCC with fifteen (15) days written notice of termination and opportunity to cure. If the breach is not cured within the fifteen (15) day period, this Agreement shall automatically terminate at the end of such period. If the breach is cured within the fifteen (15) day period, this Agreement shall continue in full force and effect; provided, however, in the event DCC breaches the same provision twice within any one (1) year period, LOL may terminate this Agreement following the second breach without any opportunity to cure.

      4.5 In the event LOL breaches any of the provisions of Section 8, the parties agree that DCC may, in its sole discretion, provide LOL with fifteen (15) days written notice of termination and opportunity to cure. If the breach is not cured within the fifteen (15) day period, this Agreement shall automatically terminate at the end of such period. If the breach is cured within the fifteen (15) day period, this Agreement shall continue in full force and effect; provided, however, in the event LOL breaches the same provision twice within any one (1) year period, DCC may terminate this Agreement following the second breach without any opportunity to cure.

      4.6 In the event either party breaches any material provision of this Agreement, except as set forth in Sections 4.4 and 4.5 above, the non-defaulting party may provide the breaching party with sixty (60) days written notice and opportunity to cure. If the breach is not cured within the sixty (60) day period, this Agreement shall automatically terminate at the end of such period. If the breach is cured within the sixty (60) day period, this Agreement shall continue in full force and effect.

      4.7 In the event either party becomes insolvent; files or has filed against it involuntarily a petition under the United States Bankruptcy Code or under or pursuant to any state bankruptcy act or under any similar Federal or state law; makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts generally as they become due; or suspends or terminates its operations or liquidates or dissolves, then, without limitation, this Agreement shall automatically terminate.

5.    Effects of Termination.

      5.1 Immediately upon the expiration or termination of this Agreement, DCC shall cease all use of Trademarks. DCC further agrees to provide to LOL all materials


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            including, without limitation, all packaging, labeling, advertising and promotional materials which utilize or in any way display Trademarks; provided, however, in the event this Agreement is terminated pursuant to the terms of either Sections 4.2 or 4.3, the parties agree that DCC shall have up to one hundred twenty (120) days to sell existing inventories of Licensed Products on DCC's normal terms and conditions. The parties further agree that LOL may, in its sole discretion, purchase all or a portion of Licensed Products, or any component thereof, at DCC's actual cost.

      5.2 Within reasonable period of time following expiration or termination, but in no event more than four (4) months following expiration or termination, DCC agrees to provide to LOL a final royalty report and royalty payment.

6.    Quality Assurance.

      6.1 DCC agrees to provide for the opportunity and allow LOL's quality assurance personnel, or their designated representatives, to inspect and approve all facilities that supply ingredients or packaging for Licensed Products or at which Licensed Products are going to be manufactured or stored prior to the initial manufacture and on a semi-annual basis thereafter; provided, however, in the event Licensed Products at any time fail to comply with the provisions set forth in Sections 7.2 and 7.4, LOL shall have the right to have a representative present at its own expense for all production runs of all Licensed Products at the facility(s) that produce the substandard product(s) until all defects are resolved to LOL's satisfaction. LOL agrees to provide DCC with reasonable prior notice of such inspections.

      6.2 DCC agrees to correct any defects that affects the quality of Licensed Products noted by LOL's quality assurance personnel and provide LOL with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by LOL's representatives.

7.    Quality Control.

      7.1 DCC acknowledges the valuable goodwill associated with Trademarks and desires to maintain the validity of Trademarks and the goodwill associated therewith and DCC agrees, therefore, to maintain high standards in the manufacturing, packaging and storaging of Licensed Products.

      7.2 DCC agrees that Licensed Products shall be manufactured, packaged, stored, distributed and marketed in accordance with all applicable Federal, state and/or local laws and regulations. DCC further agrees that all facilities utilized to manufacture, package or store Licensed Products shall be maintained in accordance with all applicable Federal, state and/or local laws and regulations.

      7.3 DCC shall immediately notify LOL of any inspection by any local, state or Federal regulatory agency of any facility at which Licensed Products are


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            manufactured, packaged or stored. DCC shall furnish LOL with copies of all reports and analysis relating to such inspections for the inspections which involve or may involve Licensed Products, their ingredients or packaging materials or the equipment, machinery or premises used to process or store Licensed Products. In the event any samples of Licensed Products are collected by such regulatory agency, DCC agrees to collect duplicate samples and immediately forward such samples to LOL.

      7.4 DCC agreed that Licensed Products shall be manufactured and packaged in strict accordance with the formulas, product specifications, quality specifications and samples approved by LOL prior to the initial manufacture. In the event Licensed Products are not manufactured and packaged in accordance with such formulas, specifications and samples, LOL shall have the right to terminate this agreement pursuant to Section 4.4. Additionally, LOL shall have the right to require immediate corrective action and shall have the right to place on hold any Licensed Products not meeting such formulas, specifications and/or samples. In the event DCC desires to make any changes to the formulas or specifications for Licensed Products, DCC shall provide LOL with revised formulas, product and quality specifications and samples for LOL's approval prior to the manufacture of the revised of the Licensed Products. LOL shall respond to such revisions as soon as reasonably possible. DCC agrees not to manufacture revised Licensed Products without LOL's prior consent.

      7.5 DCC agrees to provide LOL with samples of all Licensed Products upon request from LOL. DCC further agrees to make, within a period of two
            (2) months, any reasonable changes requested by LOL which LOL deems necessary to maintain the quality of Licensed Products.

      7.6 DCC shall allow LOL to inspect a copy of all quality control manuals and records which relate to the manufacture, packaging or storage of Licensed Products. DCC agrees to manufacture, package and store Licensed Products in strict accordance with such manuals.

      7.7 DCC agrees to provide for the opportunity and allow LOL quality control personnel to be present at its own expense at all production runs of Licensed Products.

8.    Ingredients Supplied by LOL.

      8.1 The parties agree that any butter, butter/margarine blend or margarine utilized in Licensed Products must be provided by LOL.

      8.2 DCC agrees to provide LOL with a rolling three (3) month forecast of DCC's requirements of ingredients to be supplied by LOL at least fifteen (15) days prior tot he initial production of Licensed Products and at least fifteen (15) days prior to the commencement of each calendar month thereafter. The first month of such forecast shall constitute a firm order and LOL agrees to provide DCC with the


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            ingredients it ordered in accordance with the delivery dates specified in the firm order.

      8.3 LOL agrees that the price for the ingredients it furnishes to DCC shall be in accordance with LOL's then current published price list for such ingredients.

      8.4 LOL agrees that the ingredients that it sells to DCC shall, as of the date of shipment, not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug and Cosmetic Act, as amended.

9.    Royalty.

      9.1 Within ten (10) days following the execution of this Agreement, DCC agrees to pay to LOL the sum of Seventy-Five Thousand ($75,000.00) dollars. The parties agree that Twenty-Five Thousand ($25,000.00) dollars of such fee shall constitute a non-refundable license fee. The remaining Fifty Thousand ($50,000.00) dollars shall be an advance to be credited against future royalties.

      9.2 The parties agree that during all terms of this Agreement DCC shall pay to LOL a royalty in the amount of Three (3) percent of Net Sales; provided, however, the parties agree that the price for a case of Licensed Products shall be at least $15.25 per twelve unit case of Licensed Products. Other case sizes shall be priced in reasonable relation to the price of the twelve (12) unit case.

      9.3 The parties agree, after one (1) year of the Expansion Term, to negotiate in good faith a minimum royalty to be paid by DCC to LOL each calendar year during the term(s) of the Agreement. The parties further agree that if the annual royalties paid to LOL by DCC are ever less than One Hundred Thousand dollars ($100,000.00), LOL shall have the right to immediately terminate the Agreement; provided, however, DCC shall have up to one hundred twenty (120) days to sell existing inventories of Licensed Products on DCC's normal terms and conditions.

      9.4 The parties agree that all royalty payments shall be made by DCC within thirty (30) days following the end of each calendar month during the terms of this Agreement.

10.   Advertising/Promotional Materials.

      10.1 DCC shall submit to LOL and LOL shall approve prior to use, samples of all materials including, without limitation, all packaging, labeling, advertising and promotional materials, that utilize or incorporate Trademarks in any way. LOL shall approve or communicate any objection to such samples within ten (10) business days following LOL's receipt of such materials or LOL's approval shall be presumed. DCC agrees to make all changes requested by LOL.


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      10.2  DCC agrees to spend at least Seven (7) percent of its gross sales dollars from Licensed Products advertising and/or promoting Licensed Products each year during the term(s) of this Agreement.

11.   Trademark Protection.

      11.1 DCC agrees that nothing herein shall give DCC any rights, title or interest in or to Trademarks, accept the right to utilize Trademarks in accordance with the terms of this Agreement, and that Trademarks are the sole property of LOL and any goodwill generated from any and all uses of Trademarks shall inure to the benefit of LOL.

      11.2 DCC agrees to assign to LOL, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to Trademarks and any goodwill incidental to such rights that may be vested in DCC as a result of the activities of DCC pursuant to this Agreement.

      11.3 DCC acknowledges the valuable goodwill associated with the Trademarks and it desires to maintain the validity of the Trademarks and the goodwill associated with the Trademarks for the benefit of LOL. DCC agrees, therefore, to utilize Trademarks in strict accordance with proper Trademark usage and the directions of LOL. DCC shall not, directly or indirectly, attack or assist a third party in attacking the validity of Trademarks.

      11.4 DCC agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that Trademarks are owned by DCC.

      11.5 On all packaging, labels, advertising and other materials which utilize Trademarks, DCC agrees that:

            (a) The registered trademark symbol "(R)" shall be utilized in conjunction with the appropriately registered Trademarks and the statement "_____ is (are) a registered trademark(s) of Land O'Lakes, Inc.", with the blank to be filled in with a name or names of the appropriate trademark(s), shall be clearly displayed or;

            (b) The trademark symbol "(TM)" shall be used in conjunction with unregistered trademarks and trademarks used outside the scope of their current registrations and the statement "LAND O LAKES and the Indian Maiden design are trademarks of Land O'Lakes, Inc." shall be clearly displayed.

      11.6 DCC agrees not to seek any trademark registration anywhere in connection with its use of Trademarks.

      11.7 DCC agrees not to adopt or use any mark or symbol that is similar to Trademarks or any of LOL's trademarks or tradenames.


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      11.8  DCC agrees not to utilize Trademarks in any unauthorized manner.

      11.9 DCC agrees upon the request of and at the expense of LOL, to reasonably aid and assist LOL in the registration and maintenance of Trademarks and in any litigation or resolution of claims with respect to Trademarks.

      11.10 DCC shall have no right to expand the scope of protection afforded the Trademarks. DCC shall use the Trademarks as set forth in Exhibit A and shall not use the Trademarks, including any modified version thereof, in any way.

      11.11 DCC agrees to notify LOL of any non-LOL trademarks or tradenames which are similar in sight, sound, appearance remaining to Trademarks. DCC expressly agrees that it shall take no action with regards to such trademarks or tradenames other than notification of LOL. LOL shall have the sole right to decide whether or not to take action against such trademarks or tradenames.

12.   Delicious Trademark Protection.

      12.1 LOL agrees that nothing herein shall give LOL any rights, title or interest in or to any of DCC's trademarks, accept the right to utilize such trademarks in accordance with DCC's instructions of packages of Licensed Products, and that such trademarks are the sole property of DCC and any goodwill generated from any and all uses of such trademarks shall inure to the benefit of LOL.

      12.2 LOL agrees to assign to DCC, on the expiration or termination of this Agreement and without any additional consideration, any rights and equities related to DCC's trademarks and any goodwill incidental to such rights that may be vested in LOL as a result of the activities of LOL pursuant to this Agreement.

      12.3 LOL acknowledges the valuable goodwill associated with the DCC's trademarks and it desires to maintain the validity of such trademarks and the goodwill associated with such trademarks for the benefit of DCC. LOL agrees, therefore, to utilize such trademarks in strict accordance with proper trademark usage and the directions of DCC. LOL shall not, directly or indirectly, attack or assist a third party in attacking the validity of DCC's trademarks.

      12.4 LOL agrees not to act, directly or indirectly, in any matter which might lead a third party to believe that DCC's trademarks are owned by LOL.

      12.5 LOL agrees not to seek any trademark registration anywhere in connection with its use of DCC's trademarks.

      12.6 LOL agrees not to adopt or use any mark or symbol that is similar to DCC's trademarks.

      12.7 LOL agrees not to utilize DCC's trademarks in any unauthorized manner.


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      12.8  LOL agrees upon the request of and at the expense of DCC, to reasonably aid and assist DCC in the registration and maintenance of DCC's trademarks and in any litigation or resolution of claims with respect to such trademarks.

13.   Representations and Warranties of DCC.

      DCC hereby makes the following representations and warranties:

      13.1 The making of this Agreement does not violate any rights or obligations existing between DCC and any third party; and

      13.2 Licensed Products shall not be adulterated or misbranded within the meaning of any local, state or Federal law, regulation, ordinance, rule or procedures and shall not be a product which may not be sold in interstate commerce pursuant to the Food, Drug and Cosmetic Act, as amended; and

      13.3 Licensed Products shall be in compliance with all local, state and Federal laws, regulations, ordinances, rules and procedures; and

      13.4 Licensed Products shall be in strict compliance with all formulas, specifications and samples.

14. Representations and Warranties of LOL.

      LOL hereby makes the following representations and warranties:

      14.1 The making of this Agreement does not violate any rights or obligations existing between LOL and any third party; and

      14.2 LOL has the right to Licensed Trademarks in accordance with the terms and conditions of this Agreement.

15.   Indemnification.

      15.1 DCC hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with a breach by DCC of any of the representations or warranties set forth in Section 13 above or arising from or in any way connected with the intentional acts or omissions or negligence of DCC or arising from or in any way connected with DCC's failure to perform or failure to perform properly any of its contractual obligations.

      15.2 DCC hereby indemnifies and holds harmless LOL, and will defend or cause LOL to be defended, from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with any defect in Licensed Products.


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      15.3  LOL hereby indemnifies and holds harmless DCC and will defend or cause DCC to be defended, from and against, any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys' fees) arising out of or in any way connected with LOL's breach of any of its representations or warranties set forth in Section 14 above or arising out of or in any way connected with LOL's intentional acts or omissions or negligence or in any way connected with failure to perform or failure to perform properly any of its contractual obligations, or arising out of or in any way connected with LOL's breach of the provisions set forth in Section 8.4.

16.   Insurance.

      16.1 At all times during the term(s) of this Agreement and for at least one (1) year following the expiration or termination of this Agreement, DCC shall provide to LOL documents evidencing the existence of Comprehensive General Liability Insurance with combined single limits of not less than One Million dollars ($1,000,000.00) per occurrence per property damage and bodily injury. This insurance shall include the following coverages:

            (a) Contractual Liability covering the indemnity provisions contained in this Agreement; and

            (b) Products Liability, including completed operations, covering all Licensed Products manufactured pursuant to this Agreement.

      16.2 DCC agrees to carry at all times during the term(s) of this Agreement workmen's compensation insurance in accordance with the statutory limits required by the state in which Licensed Products are manufactured.

      16.3 The insurance policies required by this Section shall provide that all such policies may not be cancelled or the coverages changed in any material way without at least thirty (30) days written notice to LOL.

17.   Product Recovery.

      LOL or DCC may determine whether or not to implement a product recall recovery or retrieval relating to Licensed Products. DCC agrees to carry out, in accordance with the procedures mutually agreed upon by the parties, all product recalls, recoveries and retrievals for Licensed Products and shall bear all costs and expenses associated therewith, unless such product recall, recovery or retrieval is due solely to a defect traced to LOL in which case LOL shall bear all costs and expenses associated therewith.

18.   Records.

      18.1 DCC agrees to retain and maintain all records relating to Licensed Products, including, but not limited to, production records, quality control records, records relating to the type and cost of advertising Licensed Products, records relating to


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            the sales (gross and net) and other transfers of Licensed Products, and all other related records for a period of at least one (1) year following the expiration or termination of this Agreement.

      18.2 DCC agrees that LOL shall be given access to and shall have the right to inspect all such records on a confidential basis at any time during DCC's normal business hours; provided, however, LOL agrees to provide DCC with reasonable prior notice of such inspection.

19.   Competing Products.

      DCC agrees that it shall not market or sell any product that competes, directly or indirectly, with Licensed Products except such products as are set forth in Exhibit B attached hereto and hereby incorporated by reference.

20.   Force Majeure.

      Either party's failure to perform the terms and conditions of this Agreement, in whole or in part, shall not be deemed a breach or a default hereunder or give rise to any liability of either party to the other if such failure is attributable to any act of God, riot, public enemy, fire, explosion, flood, drought, war, sabotage, accident, action by governmental authority or any other conditions beyond the reasonable control of the other party.

21.   Relationship of Parties.

      This Agreement is not intended and shall not be construed to constitute either party the joint venture or franchising partner, agent or legal representative of the other, and neither party shall have any authority, expressed, implied or apparent, to assume or create any obligations on behalf of or in the name of the other party.

22.   Severability.

      The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

23.   Waiver.

      The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any future breach of any provision(s) in this Agreement.

24.   Notice.

      Any notice required or permitted under this Agreement shall be deemed to have been received within two (2) business days after written notice shall have been deposited, first class, postage prepaid, in the United States mail addressed to the respective parties as set


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      forth below or to such address as each party may hereafter designate by written notice to the other party:

      To LOL:     Land O'Lakes, Inc.
                  4001 Lexington Avenue North
                  Arden Hills, MN 55126
                  Attn: Law Department

      To DCC:     Delicious Cookie Company, Inc.
                  2720 River Road
                  Des Plaines, ILL 60618
                  Attn: President

                  With a copy sent to:

                  Mr. Steven Slaw
                  Lapin, Hoff, Slaw & Laffey
                  Suite 2780
                  115 S. LaSalle Suite
                  Chicago, IL 60603

25.   Complete Agreement; Modification.

      This instrument sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

26.   Governing Law.

      This Agreement shall be governed by and construed in accordance with laws of the State of Minnesota.

IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Agreement effective the day and year first above written.

DELICIOUS COOKIE COMPANY, INC.            LAND O'LAKES, INC.


By: /s/ Sharon Pierce                     By: /s/ David C. Gray
   ---------------------------------         -----------------------------------

Print Name: Sharon Pierce                Print Name:  David C. Gray
           -------------------------                 ---------------------------

Title:  CEO                               Title:  Vice President
      ------------------------------            --------------------------------


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                                    EXHIBIT A

                               [Land O'Lakes logo]


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                                    EXHIBIT B

                 DELICIOUS brand pre-baked, thin butter cookies

                 DELICIOUS brand pre-baked, butter creme cookies


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